Nassau International Consultants, Inc
265 SUNRISE HIGHWAY
SUITE 1-224
ROCKVILLE CENTRE, NEW YORK 11570
(516) 442-2027office
 (516) 442-2033 fax

May 27, 2009

Far Vista Interactive Corp
1530 9th Ave S E
Calgary, ALB T2GOT7
Canada

Attn: Tony Care

RE:           Investor Relations and Marketing services.

This letter sets forth the agreement (the "Agreement") between Far Vista Interactive Corp. (the "Company") and Nassau International Consultants. Inc. (Nassau), concerning investor relations, marketing, and related advisory services (hereafter being referred to as the "Services") rendered to the Company from May 27, 2009 on or around depending on share delivery.

When countersigned in the space provided below, this letter shall serve as our agreement, as detailed below. Therefore, this Agreement contains the full and complete understanding between the parties and supersedes all prior understandings. It is further understood/agreed (when countersigned) that this Agreement may not be altered, modified or changed in any way without the express written consent of both parties.

1. The Services

During the term of this Agreement, Nassau shall use its best efforts to provide the Company public and financial communications services and serve, when requested, as the Company liaison and spokesperson. Nassau's duties shall include, but are not limited to;

A.
The timely response, by fax, telephone or mail, to all inquiries related to the Company from the press, shareholders, or other interested parties. Such response shall consist of written materials, such as copies of public announcements, press kits, current corporate profiles of the Company, and teleconferencing as necessary.

B.	Assisting in the drafting of press releases for the Company targeted at the investment community.

C.	Nassau agrees to make reasonable efforts to increase public participation in the Company's Activities.

D.
Nassau agrees to make itself' available and provide for reasonable amounts of time and upon reasonable notice devote reasonable and good faith attention as well as financial advice and consulting to the Company and to the Company's other communications and public relations needs. Specific assignments, however, will be mutually agreed upon and may incur additional fees to the Company.

E.	Communicating the Company's corporate profile within the investment community, with the goal of raising and improving such profile.

F.	Positioning the Company tor business media coverage and, from time to time, pursuing the same.

G.
Soliciting and arranging meetings with the investment community (both sell-side and buy-side) to promote the Company. It is understood that Nassau does not perform investment advisory services and/or advise any person or entity to buy or sell the Company's stock, and that Nassau merely acts as a liaison between the Company and its shareholders. In this regard, Nassau merely disseminates information to shareholders and potential investors as an intermediary on behalf of the Company.

It is understood that the Company has agreed to enter into this agreement based upon the present character and composition of Nassau’s management and general good standing and reputation in the business community. In the event of the sale or transfer of a substantial portion of the assets of Nassau's business or of a change in the controlling interest in Nassau’s business or of a merger or consolidation of Nassau's property being appropriated, confiscated or nationalized by the government, or in the event of the de facto control of Nassau or of any of its subdivisions or agencies being assumed by a government, or government agency or representative, the Company may at its option, terminate this Agreement immediately upon written notice to Nassau.

2. Compensation for the Services

In consideration for the services rendered by Nassau to the Company pursuant to this Agreement, the Company shall compensate Nassau as follows:

A	The Company agrees to pay Nassau Seven Hundred Fifty Thousand Shares (750,000) shares of common stock upon signing of this contract and Ono Hundred Thousand Dollars ($100,000) cash.

B.
It is mutually agreed upon that during the term of this Agreement the Company shall reimburse Nassau for any out-of-pocket expenses in connection with Nassau's services to the Company outside of those included in the program. (Examples listed in Addendum A)

C.
The Company agrees after the Six (6) week contract is up they have an option to renew for whatever they feel necessary for fee to be determined upon length of extended contract thereafter or how Nassau deems necessary to continue.

3. Method of Compensation

Stated above.

4. Termination

A.
The Company agrees to retain Nassau, effective May 21, 2009. The term of this engagement will be Six (6) weeks and may be terminated by either Party upon fifteen (I5) days prior written notice if termination is without cause, and immediately upon written notice if termination is with cause. Nassau is retained to represent the Company in carrying out its financial communications program, as approved by the Company and to act on behalf of the Company in this regard.

B.
In the event of termination, all fees and charges owed by the Company to Nassau up until the effective date of termination (including any expenses, which were not reimbursed) will be paid to Nassau within five (5) days of the later of the effective termination date or the notice date. Interest on any overdue balance owed to Nassau by the Company shall accrue at 2.5% pet month. Upon termination of this Agreement the Company is to pay for all authorized work in progress. Nassau shall transfer, assign and make available to the Company, or its representative, all property and materials in Integrity's possession or Control which belong to and were paid for by the Company.

5. Reports

At the Company's request, Nassau agrees to supply a report at least once a month, verbally or included in the billing invoice, on general activities and actions taken on behalf of the Company.

6. Materials

The Company agrees to furnish any supplies and materials, which Nassau may need regarding the Company, its management, products, financial and business status and plans.

7. Independent Contractor Status

Nassau is acting as an independent contractor, and not as an employee or partner of the Company. As such, neither party has the authority to bind the other, nor make any unauthorized representations on the behalf of the other.

8. Services to Others

A.
The Company acknowledges that Nassau is in the business of providing Consulting Services to other businesses and entities. Nassau’s services hereunder are not exclusive to the Company and Nassau shall have the right to perform the same or similar services for others, as well as engage in other business activities. Nassau shall advise the Company in writing as to such other businesses or entities to which it provides services. In the event the Company, in its sole discretion, deems that Nassau has or may have a conflict of interest, the Company may immediately terminate this Agreement upon written notice to Nassau.

B.
The Company may in the event an existing at future investor or venture capitalist, require, as a condition of their investment, Consulting Services of another Investor Relations firm outside that of Nassau, terminate the Agreement with Nassau upon fifteen (15) days written notice.

9. Confidential Information

Nassau will use its best efforts to maintain the confidential nature of the proprietary or confidential information the Company entrusts to it through strict control of its distribution and use. Further, Nassau will use its best efforts to guard against any loss to the Company through the failure of Nassau or their agents to maintain the confidential nature of such information. ''Proprietary'' and "confidential information," for the purpose of this Agreement shall mean any and all information supplied to Nassau which is not otherwise available to the public, including information which may be considered “Inside information" within the meaning of the U.S. securities laws, rules and regulations.

10. Indemnification

A.
The Company shall indemnify Nassau and its officers and employees and bold them harmless for any acts, statements or decisions made by Nassau in reliance upon information supplied to Nassau by the Company, or in accordance with instructions from or acts, statements or decisions approved by the Company. This indemnity and hold harmless obligation shall include expenses and fees including reasonable attorney’s fees incurred by Nassau in connection with the defence of any act, suit or proceeding arising out of the foregoing.

B.
Nassau shall indemnify the Company against any loss or expenditure (including reasonable attorney's fees and costs) the Company may incur as a result of any claim, suit or proceeding made or brought against the Company based upon or relating to any breach by Nassau of the terms of this Agreement or to any programming, publicity or other material which Nassau prepared for the Company which was not based on materials or directions from the Company or in the event of claims arising from the wilful or negligent acts of Nassau.

11. Restricted Stock and Option Bonus

           DOES NOT APPLY

12.Other Transactions

A.
Nassau may, at the request of the Company, outside of the scope of the Services to be provided under this Agreement, choose to investigate possible acquisitions or merger candidates for the Company, or identify sources of financing for certain of the Company’s lines of business (collectively. a "Business Opportunity). Nassau shall also be entitled to receive from the Company a "Transaction Fee," as a result of any transaction effected by the Company with a Business Opportunity introduced by Nassau or by a third party Introduced by Nassau.

B.
A Business Opportunity shall include the merger, sale of assets, consolidation or other similar transaction or series or combination of transactions whereby the Company or its subsidiaries, both transfer to a third entity or person, assets or any interest in its business in exchange for stock, assets, securities, cash or other valuable property or rights, or wherein they make a contribution of capital or services to a joint venture, commonly owned enterprise or venture with the other for purposes of future business operations and opportunities.

13. Issuance and Registration of Shares

In the event the compensation hereunder contains Fee Shares, the Company shall immediately register the shares as soon as practicable via an appropriate registration statement. The Company shall also register the Option shares as soon as practicable following the execution of this agreement via an appropriate registration statement. Nassau, at its sole discretion, may request that such shares be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act"), Regulation D of the Act, and applicable state securities laws.

14. Entirety

This instrument sets forth the entire agreement between Nassau and the Company. No promise, representation or inducement, except as herein set forth, has been made by either party to this Agreement. Should any provision of this Agreement be void or unenforceable, the rest of this Agreement shall remain in full force. This Agreement may not be cancelled, altered, or amended except in writing.

If the forgoing is agreeable, please indicate your approval by dating and signing below. Please retain one copy for your files, returning the original to Nassau International Consultants, Inc.

APPROVAL AND ACCEPTANCE

READ AND ACCEPTED this 28th day of May, 2009.

Signed: /s/ Richard Buckley
Richard Buckley
Far Vista Interactive Corp.

Signed: /s/ Keith McNally
Keith J McNally
Nassau International Consultants, Inc.